Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3 No. 333-108202) and related Prospectus and Prospectus Supplement of Flamel Technologies S.A. for the registration of 3,800,000 American Depositary Shares representing 4,100,000 Ordinary Shares and to the use of our report dated April 23, 2003 included in the Prospectus Supplement and to its incorporation by reference in the Registration Statement and related Prospectus, with respect to the consolidated financial statements of Flamel Technologies S.A. included in its annual report (Form 20-F) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

Ernst & Young Audit

/s/ Jean-Luc Desplat

Jean-Luc Desplat

Villeurbanne, France
September 23, 2003